FOR IMMEDIATE RELEASE

Contact: Mike Barone, The Martin Group
(716) 830-7139; mike@str84wrd.com

Lake Shore Bancorp Appoints Former

State Senator Cathy Young to Board

Longtime lawmaker,  community leader, brings
extensive business, political and community experience

DUNKIRK, N.Y. – Dec. 16, 2020 – Lake Shore Bancorp, Inc. (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank, announced today that Catharine M. Young has been appointed to the company’s board of directors.  Ms. Young is currently the executive director of the New York State Center of Excellence for Food and Agriculture at Cornell University’s AgriTech Center, a position she has held since March 2019. Prior to this, she served for 20 years in the New York State Legislature as a Senator and Assemblywoman.

As a Senator for 14 years,  Young represented Western New York’s 57th District, which included Chautauqua, Cattaraugus, Allegany and part of Livingston counties. She was a trailblazer, becoming the first woman to chair the Senate’s Standing Committee on Finance – the second-highest rank in the Senate. She also chaired the Committee on Housing, Construction and Community Development, making her uniquely valuable to Lake Shore Bancorp and its consumer and commercial business teams.

“Cathy Young’s addition to our board is a significant win in the leadership and corporate governance landscape,” said Lake Shore Bancorp Board Chair Kevin Sanvidge. “She served Western New York admirably and effectively as a  state lawmaker for two decades. She chaired the Senate’s Finance Committee, which formulated, negotiated and passed a state budget of more than $170 billion. The knowledge, experience and relationships she possesses are remarkable, providing us with an authentic and respected resource who not only understands our company and industry,  but also understands and embraces our community and the needs of our customers.”

At Cornell’s Center of Excellence for Food & Agriculture,  based in Geneva, N.Y., Young leads a team whose mission is to grow New York’s food, beverage and agriculture economy — valued at over $36 billion a year — by serving as a hub for businesses to connect with expertise and resources, allowing them to innovate, grow and thrive. She is also a member of several business and community organizations.

“I’m honored to be joining Lake Shore Bancorp’s board of directors,” Young said. “I’ve worked with the company’s leadership and served thousands of their customers for decades as their representative in Albany. Now, I look forward to bringing my experiences from Albany and Cornell to our team of directors as we work to help the company gain market share, new shareholders and other measurable improvements.”

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Young served in the Senate from 2005 to 2019.  Prior to this, she served in the State Assembly from 1999 to 2005, where she held several top leadership positions, including Assistant Minority Leader Pro Tempore. Her public service career began in 1995, after she won a seat on the Cattaraugus County Legislature and was named Majority Whip.

“We are thrilled to have Cathy Young join our board and look forward to benefitting from her vast experience,” added Lake Shore Bancorp President and CEO Daniel P. Reininga. “Her mix of public service and business experience is unmatched within our markets, giving us a unique and insightful perspective that should positively impact us all. We couldn’t ask for a better person to join our team and guide our next stages of growth and development.”

Prior to her public service career, Young was a public relations and communications professional, after graduating magna cum laude from St. Bonaventure University with a bachelor’s degree in Mass Communication.

Having grown up in Livingston County, today she is the mother of three grown children and resides in Olean with her husband, Richard.

About Lake Shore Bancorp

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, N.Y. The Bank has 11 full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK.” To learn more, visit www.lakeshoresavings.com.

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Pictured: Cathy Young